Exhibit 99.2

KORU Medical Prices Public Offering of Common Stock

CHESTER, NY, June 19, 2020 – BUSINESS WIRE -- Repro Med Systems, Inc. d/b/a KORU Medical Systems (Nasdaq: KRMD) (“KORU Medical”) today announced the pricing of its previously announced underwritten public offering of 3,125,000 shares of its common stock at a public offering price of $8.00 per share. The gross proceeds to KORU Medical before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $25 million. In connection with the offering, KORU Medical has granted the underwriters a 30-day option to purchase up to an additional 468,750 shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about June 23, 2020, subject to customary closing conditions.

Piper Sandler & Co. and Canaccord Genuity LLC are acting as joint bookrunning managers for the offering. Craig-Hallum Capital Group LLC is acting as lead manager.

KORU Medical currently intends to use the net proceeds from this offering primarily for general corporate purposes and working capital.  General corporate purposes may include commercial expansion (including by acquisition), clinical trials and pharmaceutical initiatives, gross margin enhancement and new product innovations, as well as other uses.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 20, 2020. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by email at prospectus@psc.com, or by phone at (800) 747-3924; or from Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (617) 371-3900, or by email at prospectus@cgf.com.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include, but are not limited to, statements about KORU Medical’s expectations regarding its capital raising efforts, including the commencement of the public offering, the actual size or terms of the offering, the underwriters’ exercise of their option to purchase additional shares and KORU Medical’s intended use of proceeds. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions, whether the proposed offering is completed, the success of KORU Medical’s plans, and the other factors described in KORU Medical’s filings with the SEC. The information in this release is provided only as of the date of this release, and KORU Medical undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact for Investors:

The Equity Group Inc.

Devin Sullivan

Senior Vice President

212-836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

212-836-9614

kahl@equityny.com